EXHIBIT 99.1
For more information contact:

Gary Sproule Chief Financial Officer Youbet.com, Inc. 818/668-2100	Richard Land David Jacoby Jaffoni & Collins Incorporated 212/835-8500orubet@jcir.com
FOR IMMEDIATE RELEASE
YOUBET.COM CLOSES NEW $19 MILLION CREDIT FACILITY
Woodland Hills, CA, July 28, 2006 – Youbet.com, Inc. (NASDAQ:UBET), announced today that it closed a new $19 million, four-year credit facility with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE:WFC). The new credit facility, consisting of a $15 million term loan and a $4 million revolving credit facility, replaces United Tote’s existing bank credit facility with Manufacturers and Traders Trust Company, which Youbet guaranteed at the time it acquired United Tote in February 2006.
Gary Sproule, Chief Financial Officer of Youbet.com, stated, “We value Wells Fargo Foothill’s confidence in, and commitment to, Youbet, United Tote and International Racing Group, and our plans for continued growth. The terms and conditions of the new credit agreement are very favorable when compared to the refinanced bank facility.”
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada, offering flexible, innovative credit facilities from $10 million to $750 million and more. It is part of Wells Fargo & Company, a diversified financial services company with $500 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,200 stores and the Internet (www.wellsfargo.com). Wells Fargo Bank, N.A. is the only “Aaa” credit-rated bank in the United States. For more information, visit Wells Fargo Foothill on the Internet at www.wffoothill.com.
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